Filed Pursuant to Rule 433
                                                         File No.: 333-131594-04



*NEW ISSUE* $527+mm WFHET 2007-1
BOOKS/LEAD: Barclays Capital
Servicer: Wells Farg Bank, N.A.
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Cls    $Amt-mm      M/F/DBRS     WAL      WINDOW      C/E%   Bench+Sprd   Dollar
A-1    200.507    Aaa/AAA/AAA    1.00   04/07-12/08   20.10    1mL+10       100
A-2    208.284    Aaa/AAA/AAA    3.00   12/08-06/13   20.10    1mL+21       100
A-3     25.711    Aaa/AAA/AAA    6.24   06/13-06/13   20.10    1mL+32       100
M-1     23.384    Aa1/AA+/AA(H)  4.58   10/10-06/13   15.80    1mL+43       100
M-2     15.770     Aa2/AA/AA     4.48   08/10-06/13   12.90    1mL+48       100
M-3      9.789    Aa3/AA-/AA(L)  4.44   08/10-06/13   11.10    1mL+67       100
M-4      8.701     A1/A+/A(H)    4.40   07/10-06/13    9.50    1mL+100      100
M-5      8.701      A2/A/A       4.38   06/10-06/13    7.90    1mL+145      100
M-6      7.885     A3/A-/A(L)    4.37   06/10-06/13    6.45    1mL+175      100
B-1      7.613  Baa1/BBB+/BBB(H) 4.34   05/10-06/13    5.05    1mL+call    desk
B-2      6.798    Baa2/BBB/BBB   4.34   05/10-06/13    3.80    1mL+call    desk
B-3      4.622  Baa3/BBB-/BBB(L) 4.33   04/10-06/13    2.95    1mL+call    desk
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EXPECTED SETTLE: 03/30/2007
DISTRIBUTION DATES: 25th of each month, commencing April 2007
TERM SHEET, COLLATERAL TERM SHEET AND BOND ANALYTICS ON 1VIEW.


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The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275, requesting to be connected to Ext. 2663.
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This has been prepared solely for informational purposes. It is not an offer, recommendation of solicitation to buy or sell, nor is it an official confirmation of terms. It is based on information generally available to the public from sources believed to be reliable. No representation is made that it is accurate or complete or that any returns indicated will be achieved. Changes to assumptions may have a material impact on any returns detailed. Past performance is not indicative of future returns. Price and availability are subject to change without notice. Additional information is available upon request.